As filed with the Securities and Exchange Commission on September 20, 2024.

Registration No. 333-273326

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BENEFICIENT

(Exact name of registrant as specified in its charter)

Nevada	6199	72-1573705
(State or other Jurisdiction of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

325 North St. Paul Street, Suite 4850

Dallas, TX 75201

(214) 445-4700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gregory W. Ezell

325 North St. Paul Street, Suite 4850

Dallas, TX 75201

(214) 445-4700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew L. Fry, Esq.

Haynes and Boone, LLP

2801 N. Harwood Street,

Suite 2300

Dallas, Texas 75201

(214) 651-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registration Statement on Form S-1 (File No. 333-273326), registering shares of Class A common stock, par value $0.001 per share (the “Class A common stock”), of Beneficient (the “Company”), that the Company had the election to issue and sell to YA II PN, Ltd. (“Yorkville”) from time to time, pursuant to the Standby Equity Purchase Agreement, dated as of June 27, 2023, entered into by and between the Company and Yorkville (the “SEPA”), which was originally filed with the Securities and Exchange Commission (the “SEC”) on July 19, 2023, and was declared effective by the SEC on September 29, 2023 (the “Original Registration Statement”).

The Original Registration Statement was filed to register the offer and sale from time to time by Yorkville of up to 1,140,511 shares of Class A common stock (as adjusted for stock splits) (the “Securities”).

This Amendment is being filed to terminate the effectiveness of the Original Registration Statement and deregister the offer of all Securities previously registered under the Original Registration Statement that have not been sold or otherwise issued as of the date of this Amendment. The Original Registration Statement is hereby amended, as appropriate, to reflect the deregistration of the Securities, and the Company hereby terminates the effectiveness of the Original Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 20, 2024.

BENEFICIENT

By:	/s/ Gregory W. Ezell
Name:	Gregory W. Ezell
Title:	Chief Financial Officer

No other person is required to sign this Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.